Exhibit 99.1

Unaudited Summary Tenant Financial Data

15172 Goldenwest Circle

Westminster, California

	Year Ended	Year Ended
	December 31, 2005	December 31, 2004
	(in thousands)
Operating Revenue	$27,754	$24,244

Operating Income	3,419	2,824

Net Income	3,185	2,743

	December 31, 2005	December 31, 2004
	(in thousands)
Assets	$12,092	$11,872

Liabilities	4,419	4,835

Shareholders Equity	$7,673	$7,037